Exhibit 99.01

Glu Acquires GameSpy Technology to Expand Connected, Cross-Platform Mobile Leadership

GameSpy will help enhance Glu’s long-term product roadmap with robust, highly-scalable multiplayer functionality

SAN FRANCISCO--(BUSINESS WIRE)--August 2, 2012--Glu Mobile Inc., a leading global developer and publisher of freemium games for smartphone and tablet devices, today announced that it has acquired GameSpy Technology from IGN Entertainment. GameSpy is one of the leading providers of technologies and services for multiplayer and server-based gaming across a wide array of platforms.

GameSpy services power online features that players now expect from games in a world of ubiquitous connectivity: multiplayer matchmaking, player statistics, individual player profiles, in-game buddy lists, leaderboards, and storage of game media, including screenshots, gameplay videos, and playable content.

“Our acquisition of GameSpy brings Glu industry-recognized leadership in online, cross-platform technology infrastructure,” said Niccolo de Masi, Chief Executive Officer of Glu. “GameSpy’s battle-tested team will enable Glu’s product roadmap to include robust and highly scalable multiplayer and social functionality. We expect that the acquisition of GameSpy will be earnings neutral in the near term. However, GameSpy team and technology is expected to help us drive higher monetization and lifetime value in Glu’s titles from 2013 on.”

GameSpy is already integrated in Glu’s Gun Bros Multiplayer on Android – launched in Q1 2012. In this update, players co-operate on missions and also compete in real-time head-to-head combat with their friends and other Gun Bros players. GameSpy functionality will be utilized in a number of Glu titles from 2012 and beyond.

Founded in 1997 and based in San Francisco, CA, GameSpy was acquired by IGN Entertainment in 2004. GameSpy’s technology has been licensed and integrated into more than 1,000 games. There will be no disruption in service to GameSpy’s current customers and contracts as a result of this acquisition by Glu.

Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of freemium games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as GUN BROS, DEER HUNTER, BLOOD & GLORY, and SAMURAI VS. ZOMBIES DEFENSE on a wide range of platforms including iOS, Android, Windows Phone, Google Chrome, and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with major offices outside Seattle, and overseas in Brazil, Canada, China, and Russia. Consumers can find high-quality entertainment created exclusively for their mobile devices wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at Facebook.com/glumobile.

GUN BROS, DEER HUNTER, BLOOD & GLORY, SAMURAI VS. ZOMBIES DEFENSE, GLU, GLU MOBILE and the ‘g’ character logo are trademarks of Glu Mobile Inc.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding the anticipated benefits to Glu of the GameSpy acquisition; our expectation that GameSpy will help Glu enhance its long-term product roadmap with robust, highly scalable multiplayer functionality; our belief that GameSpy’s battle-tested team will enable Glu’s product roadmap to include robust and highly scalable multiplayer and social functionality; our expectation that the acquisition of GameSpy will be earnings neutral in the near term but that the GameSpy team and technology will help us drive higher monetization and lifetime value in Glu’s titles from 2013 on; and that GameSpy functionality will be utilized in a number of Glu titles from 2012 and beyond. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risk that Glu will be unable to successfully integrate GameSpy and its employees and achieve expected synergies, the risk that Glu will have difficulty retaining key employees of GameSpy; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop freemium games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google, the risk that our development expenses for games for smartphones are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to freemium gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Glu Media & Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com
or
IGN Media Relations:
Rubenstein Communications
Heather Resnicoff, 212-843-8497
hresnicoff@rubenstein.com